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                                                               EXHIBIT 10.15(c)

                                    EXHIBIT B

Barry's Jewelers, Inc. has recently established a policy and procedures for all of its approved vendors. We would greatly appreciate your carefully reviewing the following policy and procedures. Thereafter, we ask that you please sign a copy of this Exhibit B acknowledging your consent hereto, and return the copy to us.

1.      Purchases

        Only a duly authorized purchasing agent may authorize purchases.

2.      Purchase Orders/Consignment Orders

        A) All merchandise ordered, whether oral or written, must be approved by an authorized purchasing agent of Barry's Jewelers, Inc. All orders will be written on an official purchase order/consignment order.

        B) All merchandise will be shipped to the location designated on each purchase order.

        C) All purchase orders will have mutually agreed upon payment terms written on the purchase order. The terms will be the latter of the terms of the shipping invoice or the terms of the purchase order.

        D) No substitutes will be accepted without the prior consent of the authorized purchasing agent. At our option, merchandise substitutes without advance approval may be returned to you.

        E) Your company may not modify or vary any provision of the purchase order without the prior written approval of an authorized purchasing agent.

        F) In the event that any or all of the merchandise delivered under the purchase order is defective, or in the event merchandise has been delivered pursuant to a sample and the merchandise is not in every aspect as represented or warranted or identical to the sample in all aspects, then Barry's Jewelers, Inc. at its sole and exclusive option, may at any time return the whole or any part of such merchandise ordered to you or may retain the same. In the event of rejection, Barry's Jewelers, Inc. shall be reimbursed in full for all merchandise.

        G) Transportation costs for goods on back order shall be paid by Barry's Jewelers, Inc. at the rates which would have been applicable had the complete order been shipped at one time. Any excess transportation costs shall be borne by the supplier.

        H) If the goods are FOB shipping point, only actual postage and insurance will be paid by Barry's Jewelers, Inc. No service, packing or handling charges will be paid by Barry's Jewelers, Inc.

3.      Invoices

        A)   All of your invoices must reference the purchase order number.

        B) Separate invoices must be issued for each purchase order. Do not mix merchandise from multiple purchase orders on one invoice.


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        C) All invoices must clearly and separately show the "shipped to" and
        "billed to" location and address.

        D) Original invoices must be mailed to the "bill to" address. A copy of the invoice must accompany the merchandise to the place of shipment.

4.      Code of Ethics

        A) Under no circumstances are any members of your company to discuss any knowledge of Barry's Jewelers, Inc.'s business or business practices with other vendors, retailers, or investors without prior approval from Barry's Jewelers, Inc. All information about Barry's Jewelers, Inc. and the products it purchases are confidential. You may, however, respond to normal credit inquiries about Barry's Jewelers, Inc.

        B) Gifts to Barry's Jewelers, Inc. employees are strongly discouraged. Any holiday or special occasion gifts must be of a consumable nature and minimal (i.e. less than $25) in value.

5.      Warranties and Representations

        A) All merchandise must fully comply with the Federal Trade Commission's Guide for the jewelry industry. All karat gold merchandise must be plumb. Weights and total weights of all precious and semi-precious stones must be accurate within the legal tolerance. Enhancements of any precious or semi-precious stones must be disclosed if known. Also, where required by law, you will disclose the county of origin of all merchandise and so label the merchandise.

        B) All merchandise shipped must fully comply with the National Gold and Silver Marketing Act, as amended, and all other applicable federal or state laws. Trademarks must accompany quality marks on all precious-metal jewelry.

        C) The supplier agrees to indemnify and hold Barry's Jewelers, Inc. harmless from and against any injury, loss, damage, claim or liability, whether direct or consequential, arising out of the use of, or inability to use any of, the goods provided by the supplier. The supplier agrees to carry products liability insurance on any goods covered by this purchase order, and if requested, to name Barry's Jewelers, Inc. as an insured under any such insurance policy. The supplier further agrees to indemnify Barry's Jewelers, Inc. and hold it harmless in respect of any and all expenses, damages, claims, costs, penalties and fees which it may incur or be liable for, whether liquidated or otherwise, in connection with the purchase, sale, resale, use, distribution or handling of any such goods which are not as agreed, represented and warranted above, and to defend any suits brought against Barry's Jewelers, Inc. with respect thereto (provided that Barry's Jewelers, Inc. may, in its sole discretion, elect to defend any such suits at the expense of Barry's Jewelers, Inc.). The acceptance of the purchase order constitutes a making of the above agreements, representations and warranties, and it is expressly agreed and understood by the parties hereto that the above agreements, representations and warranties are made for the purpose of inducing the purchase by Barry's Jewelers, Inc. of such goods, and that such purchase is made in reliance thereon.


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        D) In the event of a breach of the terms of a purchase order by the supplier, Barry's Jewelers, Inc. shall be entitled to recover its attorney's fees and costs incurred in conjunction with such breach.

        E) Venue with respect to any matters relating to or arising out of any dispute regarding purchased goods shall lie in Los Angeles County, California, and the laws of the State of California shall apply to any such matters.



[SUPPLIER]

                                       By
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Date:                                    Authorized Signatory
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